Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Verve Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Other	5,325,493 shares (2)	$6.51 (3)	$34,687,453 (3)	$153.10 per $1,000,000	$5,310.65

Total Offering Amounts					$34,687,453		$5,310.65

Total Fee Offsets							—

Net Fee Due							$5,310.65
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 4,437,911 shares issuable under the 2021 Stock Incentive Plan (the “2021 Plan”) and (ii) 887,582 shares issuable under the Amended and Restated 2021 Employee Stock Purchase Plan (the “ESPP”).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and calculated on the basis of (a) $6.01, the exercise price per share of 1,652,562 shares subject to outstanding stock option grants under the 2021 Plan, and (b) the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Global Select Market on February 25, 2025, for 2,785,349 shares issuable under the 2021 Plan and 887,582 shares issuable under the ESPP.